Exhibit 23

Independent Accountants’ Consent

The Board of Directors

Sound Federal Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-104690 and 333-102611) of our report dated April 29, 2003 on the consolidated balance sheets of Sound Federal Bancorp, Inc. and subsidiary as of March 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 Annual Report on Form 10-K of Sound Federal Bancorp, Inc. and refers to a change in accounting for goodwill.

\s\    KPMG LLP

Stamford, Connecticut

June 25, 2003